Press Release
TechnipFMC Announces Fourth Quarter 2018 Results

•	Full-year Company orders of $14.3 billion, up 40 percent year-over-year

•	Strong project execution drives early delivery of Yamal LNG Train 3

•	Non-cash after-tax asset impairment charges of $1.7 billion

•	Full-year distributions of $681 million from dividends and share repurchase

LONDON, PARIS, HOUSTON, February 20, 2019 - TechnipFMC plc (NYSE: FTI) (Paris: FTI) today reported fourth quarter 2018 results.
Total Company revenue was $3,323 million. The Company reported a net loss of $2,259.3 million, or $5.00 per diluted share. These results included total after-tax charges and credits of $2,220.3 million, or $4.91 per diluted share. Adjusted net loss was $39 million, or $0.09 per diluted share.
Total after-tax charges and credits in the quarter of $2,220.3 million were as follows:

1)	After-tax charges and credits impacting operating results of $2,006.1 million, which included the following (Exhibit 8):

•	Asset impairments totaling $1,688.8 million for goodwill and other fixed assets;

•	A provision of $280 million as a probable estimate for the aggregate settlement of investigations regarding historical projects; and

•	Restructuring charges, business combination costs, and purchase price accounting adjustments totaling $37.3 million.

2)	Charges and credits impacting the tax provision of $214.2 million, which included the following (Exhibit 8):

•	A tax provision for the true-up of U.S. tax reform of $11.8 million; and

•	A tax provision for valuation allowances of $202.4 million.

Adjusted EBITDA, which excludes pre-tax charges and credits, was $342.4 million; adjusted EBITDA margin was 10.3 percent (Exhibit 9).
Other significant pre-tax items impacting the quarter, for which we do not provide guidance, included the following:

•	$38.7 million of foreign exchange losses included in corporate expense, or $0.05 per diluted share on an after-tax basis; and

•	$108.8 million of increased liability payable to joint venture partners included in interest expense, or $0.24 per diluted share on an after-tax basis.

Summary Financial Statements - Fourth Quarter 2018
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions, except per share amounts)	December 31, 2018	December 31, 2017	Change
Revenue	$3,323.0	$3,683.0	(9.8%)
Net income (loss)	$(2,259.3)	$(153.9)	n/m
Diluted earnings (loss) per share	$(5.00)	$(0.33)	n/m

Adjusted EBITDA	$342.4	$525.0	(34.8%)
Adjusted EBITDA margin	10.3%	14.3%	(395 bps)
Adjusted net income (loss)	$(39.0)	$90.9	n/m
Adjusted diluted earnings (loss) per share	$(0.09)	$0.20	n/m

Inbound orders	$2,925.1	$2,991.9	(2.2%)
Backlog	$14,560.0	$12,982.8	12.1%

As previously disclosed, we are cooperating with the U.S., Brazilian, and French authorities in their investigations of potential violations of anticorruption laws relating to historical projects in Brazil, Equatorial Guinea, and Ghana, and Unaoil contracts. We have been informed that these authorities have been coordinating their investigations, which could result in a global resolution.
These matters have progressed to a point where a probable estimate of the aggregate settlement amount with all authorities is $280 million for which we have taken a provision in the fourth quarter and year ended December 31, 2018.  These matters involve negotiations with law enforcement authorities in three separate jurisdictions, and there is no certainty that a global settlement will be reached or that settlement will not exceed the provision.

Full Year 2018 Results
Total Company revenue was $12,552.9 million. The Company reported a net loss of $1,921.6 million, or $4.20 per diluted share. These results included total after-tax charges and credits of $2,298.7 million, or $5.02 per diluted share. Adjusted net income was $377.1 million, or $0.82 per diluted share.
Total after-tax charges and credits for the full year of $2,298.7 million were as follows:

1)	After-tax charges and credits impacting the operating results of $2,073.1 million, which included the following (Exhibit 8):

•	Asset impairments totaling $1,698.2 million for goodwill and other fixed assets;

•	A provision of $280 million as a probable estimate for the aggregate settlement of investigations regarding historical projects; and

•	Restructuring charges, business combination costs, purchase price accounting adjustments, and a gain on divestitures totaling $94.9 million.

2)Charges and credits impacting the tax provision of $225.6 million, which included the following (Exhibit 8):

•	A tax provision for the true-up of U.S. tax reform of $11.8 million; and

•	A tax provision for valuation allowances of $213.8 million.

Adjusted EBITDA, which excludes charges and credits, was $1,536.8 million; adjusted EBITDA margin was 12.2 percent (Exhibit 10).
Other significant pre-tax items impacting the year, for which we do not provide guidance, included the following:

•	$116.5 million of foreign exchange losses included in corporate expense, or $0.16 per diluted share on an after-tax basis; and

•	$322.3 million of increased liability payable to joint venture partners included in interest expense, or $0.70 per diluted share on an after-tax basis.

Summary Financial Statements - Full Year 2018
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Twelve Months Ended (In millions, except per share amounts)	December 31, 2018	December 31, 2017	Change
Revenue	$12,552.9	$15,056.9	(16.6%)
Net income (loss)	$(1,921.6)	$113.3	n/m
Diluted earnings (loss) per share	$(4.20)	$0.24	n/m

Adjusted EBITDA	$1,536.8	$1,983.0	(22.5%)
Adjusted EBITDA margin	12.2%	13.2%	(93 bps)
Adjusted net income (loss)	$377.1	$603.5	(37.5%)
Adjusted diluted earnings (loss) per share	$0.82	$1.29	(36.4%)

Inbound orders	$14,291.0	$10,196.3	40.2%
Backlog	$14,560.0	$12,982.8	12.1%

Doug Pferdehirt, CEO of TechnipFMC, stated, “Many significant achievements contributed to our success in 2018. We exceeded total Company financial objectives for a second consecutive year, largely driven by continued strength in Onshore/Offshore execution as evidenced by early start-up of Trains 2 and 3 for Yamal LNG. We also achieved notable milestones in Subsea, including the successful delivery of the industry’s first full-cycle iEPCI™ projects and commercialization of our new Subsea 2.0™ product platform.”
“Total Company orders were $14.3 billion for the full year, a 40 percent increase compared to the prior year. Orders exceeded revenues in all segments, with Onshore/Offshore securing several key awards in the downstream and petrochemical sectors, driving a 95 percent increase in orders year-over-year. In Surface Technologies, strength outside the Americas drove orders 36 percent higher than the previous year.”
“During the quarter, we progressed on outstanding investigations of historical projects and took a $280 million provision as a probable estimate for the aggregate settlement. We continue to cooperate with all authorities in order to conclude this matter.”
Pferdehirt continued, “In Subsea, the market is rapidly embracing greater project integration. Already in 2019, we have secured new iEPCI™ projects with BP and Lundin - both first-time iEPCI™ customers. We are confident that our unique offering and experience will lead to further growth in our iEPCI™ backlog in the coming year. We also anticipate an acceleration in subsea services growth, driven by both internal investment and increased market activity.”
“The resurgence in LNG activity is confirmed with a new wave of significant LNG project opportunities. Selectivity remains at the core of our project success. With our global footprint, we are tracking greenfield and brownfield projects across four continents, representing a substantial portfolio of opportunities. We will leverage our most successful reference projects, incumbent positions, and client relationships toward those projects that are most strategic to TechnipFMC and offer the highest probability of successful execution.”
“In Surface Technologies, strong order and backlog growth in the second half of 2018 further strengthens our conviction in increased activity outside of the Americas, particularly in the Middle East. Activity in North America continues to moderate. However, we anticipate growth in the second half of 2019, driven in part by additional pipeline capacity in the Permian region.”
“Disciplined capital allocation remains a priority. Capital expenditures are focused on the best opportunities for growth and returns across the markets we serve. In 2018, we also returned $681 million to shareholders through dividend and share repurchase activity.”
Pferdehirt concluded, “Through the hard work and dedication of the more than 37,000 women and men of TechnipFMC, we have done more than simply navigate the industry downturn. We have successfully pioneered a completely new integrated subsea model and restored growth in total Company backlog, positioning us well for further success in 2019 and beyond.”

Operational and Financial Highlights - Fourth Quarter 2018

Subsea

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	December 31, 2018	December 31, 2017	Change
Revenue	$1,233.3	$1,292.2	(4.6%)
Operating profit (loss)	$(1,739.5)	$67.4	n/m
Adjusted EBITDA	$148.5	$244.1	(39.2%)
Adjusted EBITDA margin	12.0%	18.9%	(685 bps)

Inbound orders	$880.6	$1,724.8	(48.9%)
Backlog	$5,999.6	$6,203.9	(3.3%)

Subsea reported fourth quarter revenue of $1,233.3 million. Revenue was down 4.6 percent from the prior year as projects in Africa were completed or progressed further towards completion, largely offset by increased activity in North America, Asia Pacific, and South America.
In the quarter, the Company recorded pre-tax asset impairment charges totaling $1,775.6 million in Subsea. These non-cash charges resulted from our annual fair value assessment of our business and assets; these include impairments to goodwill and fixed assets, including a reduction in the carrying values of certain vessels within our fleet.
Subsea reported an operating loss of $1,739.5 million; included in the operating results are total pre-tax charges of $1,803.1 million. Adjusted EBITDA was $148.5 million with a margin of 12 percent. Adjusted EBITDA declined versus the prior-year quarter primarily due to the execution of more competitively priced backlog, partially offset by merger synergies and other cost reduction activities.
Vessel utilization rate for the fourth quarter was 62 percent, down from 69 percent in the third quarter and 65 percent in the prior-year quarter.

Fourth Quarter Subsea Highlights

•	Total Egina (Nigeria)
First oil achieved for one of the largest subsea projects to date in West Africa; continuing involvement through a services contract.

•	Total Kaombo (Angola)
Mobilization of the Skandi Africa in advance of the hookup campaign for the South floating production, storage, and offloading unit (FPSO).

Subsea inbound orders for the quarter were $880.6 million, reflecting the continued strength in small project activity and subsea services. Full-year inbound orders were $5,178.5 million, resulting in a book-to-bill of 1.1.

Subsea Estimated Backlog Scheduling as of December 31, 2018 (In millions)	Consolidated backlog*	Non-consolidated backlog**
2019	$3,379.2	$184.7
2020	$1,382.1	$135.7
2021 and beyond	$1,238.3	$653.6
Total	$5,999.6	$974.0
* Backlog does not capture all revenue potential for subsea services.
** Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Onshore/Offshore

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	December 31, 2018	December 31, 2017	Change
Revenue	$1,672.4	$2,019.5	(17.2%)
Operating profit	$206.4	$257.2	(19.8%)
Adjusted EBITDA	$217.2	$294.5	(26.2%)
Adjusted EBITDA margin	13.0%	14.6%	(160 bps)

Inbound orders	$1,609.4	$874.2	84.1%
Backlog	$8,090.5	$6,369.1	27.0%

Onshore/Offshore reported fourth quarter revenue of $1,672.4 million. Revenue declined 17.2 percent from the prior-year quarter as we moved closer to completion on major projects, primarily Yamal LNG.
Onshore/Offshore reported operating profit of $206.4 million; adjusted EBITDA was $217.2 million with a margin of 13 percent. Operating profit declined 19.8 percent versus the prior-year quarter, primarily due to the revenue decline and a shift in revenue mix to lower margin project work. Strong project execution continued on Yamal LNG, with all three trains now handed over to the customer; operating results in the period also benefitted from a bonus for completion of further milestones on the project, including Train 3. These same factors drove the year-over-year decline in adjusted EBITDA.

Fourth Quarter Onshore/Offshore Highlights

•	Energean Karish iEPCI™ (Israel)
Hull cutting ceremony (China); steel cutting ceremonies for the electrical house module (Indonesia) and topsides (Singapore).

•	ENI Coral South FLNG (Mozambique)
Topsides cutting ceremony in Korea.

•	Equinor Martin Linge (Norway)
Early occupancy of living quarters; platform’s power supply from shore achieved.

Onshore/Offshore inbound orders for the quarter were $1,609.4 million. Full-year inbound orders were $7,425.9 million, resulting in a book-to-bill of 1.2. The following announced award was included in the period:

•	Neste Renewable Products Facility Expansion (Singapore)
Significant* Engineering, Procurement support, and Construction management services contract by Neste for the expansion of their renewable products refinery in Singapore. The expansion aims at meeting the market demand for renewable products.
* A “significant” award ranges between $75 million and $250 million (TechnipFMC share).

The following award was announced during the period and will be included in the first quarter 2019 inbound orders:

•	MIDOR Refinery Expansion and Modernization (Egypt)
Major* Engineering, Procurement, and Construction (EPC) contract by Middle East Oil Refinery (MIDOR) for the modernization and expansion of their existing complex near Alexandria, Egypt. TechnipFMC has successfully completed the remaining conditions required to enable work to commence on the contract.
* A “major” award is over $1 billion (TechnipFMC share).

Onshore/Offshore Estimated Backlog Scheduling as of December 31, 2018 (In millions)	Consolidated backlog	Non-consolidated backlog*
2019	$5,335.1	$676.1
2020	$1,732.9	$587.7
2021 and beyond	$1,022.5	$484.7
Total	$8,090.5	$1,748.5
* Non-consolidated backlog reflects the proportional share of backlog related to joint ventures that is not consolidated due to our minority ownership position.

Surface Technologies

Financial Highlights
Reconciliation of U.S. GAAP to non-GAAP financial measures are below and in financial schedules.

Three Months Ended (In millions)	December 31, 2018	December 31, 2017	Change
Revenue	$417.3	$372.3	12.1%
Operating profit	$38.8	$53.3	(27.2%)
Adjusted EBITDA	$64.9	$75.8	(14.4%)
Adjusted EBITDA margin	15.6%	20.4%	(481 bps)

Inbound orders	$435.1	$392.9	10.7%
Backlog	$469.9	$409.8	14.7%

Surface Technologies reported fourth quarter revenue of $417.3 million. Revenue increased 12.1 percent from the prior-year quarter. Increased drilling activity in North America as well as market share gains drove wellhead product sales higher; sales of hydraulic fracturing rental equipment also moved higher as market share gains more than offset the market decline in completions activity. International revenue growth was driven by pressure control sales and aftermarket services.
Surface Technologies reported operating profit of $38.8 million; adjusted EBITDA was $64.9 million with a margin of 15.6 percent. Operating profit decreased versus the prior-year quarter primarily due to the rapid decline in flowline product sales, which resulted in an unfavorable product mix. The same factor drove the year-over-year decrease in adjusted EBITDA.

Fourth Quarter Surface Technologies Highlights

•	Chevron Frame Agreement (North America)
Covers the supply of surface wellheads, production trees, and related services in the United States and Canada.

Inbound orders for the quarter were $435.1 million. Full-year inbound orders were $1,686.6 million, resulting in a book-to-bill of 1.1.
Backlog was $469.9 million. Given the short-cycle nature of the business, most orders are quickly converted into sales revenue; longer contracts are typically converted within twelve months.

Corporate and Other Items

Corporate expense in the fourth quarter was $393.6 million. This includes a provision of $280 million as a probable estimate for the aggregate settlement of investigations regarding historical projects, and charges and credits totaling $23.3 million relating to merger and integration costs, restructuring and other severance charges, and purchase price accounting adjustments. Excluding charges and credits, corporate expense was $90.3 million; this included $38.7 million of foreign exchange losses.
Net interest expense was $116.6 million in the quarter, which included an increase in the liability payable to joint venture partners of $108.8 million.
The Company recorded a tax provision during the quarter of $242 million. The provision was impacted by a true-up for U.S. tax reform of $11.8 million and a valuation allowance of $202.4 million.
Total depreciation and amortization for the quarter was $137.9 million, including depreciation and amortization related to purchase price accounting for the merger of $24 million.
Capital expenditures were $112.9 million during the quarter; expenditures were $368.1 million for the full year.
The Company repurchased 2.5 million shares during the quarter for total consideration of $58.4 million. During the quarter, the Company completed the $500 million share repurchase program that was implemented in October 2017. The Board of Directors approved an additional $300 million share repurchase program in December 2018.

Cash flow from operations in the quarter was $159.3 million. The Company ended the period with cash and cash equivalents of $5,540 million; net cash was $1,348.3 million.

2019 Financial Guidance1
The Company’s full-year guidance for 2019 can be found in the table below. The following update is reflected in the outlook:

•	Capital expenditures of approximately $350 million for the full year, a decrease from the previous guidance of approximately $400 million for the full year.

2019 Guidance *Updated February 20, 2019

Subsea	Onshore/Offshore	Surface Technologies
Revenue in a range of $5.4 - 5.7 billion	Revenue in a range of $5.7 - 6.0 billion	Revenue in a range of $1.7 - 1.8 billion

EBITDA margin at least 11% (excluding amortization related impact of purchase price accounting, and other charges and credits)	EBITDA margin at least 12% (excluding amortization related impact of purchase price accounting, and other charges and credits)	EBITDA margin at least 17% (excluding amortization related impact of purchase price accounting, and other charges and credits)

TechnipFMC
Corporate expense, net $160 - 170 million for the full year (excluding the impact of foreign currency fluctuations)

Net interest expense $40 - 60 million for the full year (excluding the impact of revaluation of partners’ redeemable financial liability)

Tax rate 28 - 32% for the full year (excluding the impact of discrete items)

Capital expenditures* approximately $350 million for the full year

Cash flow from operating activities positive for the full year

Merger integration and restructuring costs approximately $50 million for the full year

Cost synergies $450 million total savings ($220m exit run-rate 12/31/17, $400m exit run-rate 12/31/18, $450m exit run-rate 12/31/19)
__________________________
1 Our guidance measures adjusted EBITDA margin, corporate expense, net (excluding the impact of foreign currency fluctuations), net interest expense excluding the impact of revaluation of partners’ redeemable financial liability, and tax rate (excluding the impact of discrete items) are non-GAAP financial measures. We are unable to provide a reconciliation to comparable GAAP financial measures on a forward-looking basis without unreasonable effort because of the unpredictability of the individual components of the most directly comparable GAAP financial measure and the variability of items excluded from each such measure. Such information may have a significant, and potentially unpredictable, impact on our future financial results.

Teleconference

The Company will host a teleconference on Thursday, February 21, 2019 to discuss the fourth quarter 2018 financial results. The call will begin at 1 p.m. London time (8 a.m. New York time). Dial-in information and an accompanying presentation can be found at www.technipfmc.com.
Webcast access will also be available on our website prior to the start of the call. An archived audio replay will be available after the event at the same website address. In the event of a disruption of service or technical difficulty during the call, information will be posted on our website.

###
About TechnipFMC

TechnipFMC is a global leader in subsea, onshore/offshore, and surface projects. With our proprietary technologies and production systems, integrated expertise, and comprehensive solutions, we are transforming our clients’ project economics.
We are uniquely positioned to deliver greater efficiency across project lifecycles from concept to project delivery and beyond. Through innovative technologies and improved efficiencies, our offering unlocks new possibilities for our clients in developing their oil and gas resources.
Each of our more than 37,000 employees is driven by a steady commitment to clients and a culture of purposeful innovation, challenging industry conventions, and rethinking how the best results are achieved.
To learn more about us and how we are enhancing the performance of the world’s energy industry, go to TechnipFMC.com and follow us on Twitter @TechnipFMC.

This communication contains “forward-looking statements” as defined in Section 27A of the United States Securities Act of 1933, as amended, and Section 21E of the United States Securities Exchange Act of 1934, as amended. Words such as “guidance,” “confident,” “believe,” “expect,” “anticipate,” “plan,” “intend,” “foresee,” “should,” “would,” “could,” “may,” “will,” “likely,” “predicated,” “estimate,” “outlook” and similar expressions are intended to identify forward-looking statements, which are generally not historical in nature. Such forward-looking statements involve significant risks, uncertainties and assumptions that could cause actual results to differ materially from our historical experience and our present expectations or projections, including the following known material factors:

•
the remedial measures to address our material weaknesses could be insufficient or additional issues relating to disclosure controls and procedures or internal control over financial reporting could be identified;

•	unanticipated changes relating to competitive factors in our industry;

•	demand for our products and services, which is affected by changes in the price of, and demand for, crude oil and natural gas in domestic and international markets;

•	our ability to develop and implement new technologies and services, as well as our ability to protect and maintain critical intellectual property assets;

•	potential liabilities arising out of the installation or use of our products;

•	cost overruns related to our fixed price contracts or asset construction projects that may affect revenues;

•	our ability to timely deliver our backlog and its effect on our future sales, profitability, and our relationships with our customers;

•	our reliance on subcontractors, suppliers and joint venture partners in the performance of our contracts;

•	our ability to hire and retain key personnel;

•	piracy risks for our maritime employees and assets;

•	the potential impacts of seasonal and weather conditions;

•	the cumulative loss of major contracts or alliances;

•	U.S. and international laws and regulations, including environmental laws and regulations, that may increase our costs, limit the demand for our products and services or restrict our operations;

•	disruptions in the political, regulatory, economic and social conditions of the countries in which we conduct business;

•	risks associated with The Depository Trust Company and Euroclear for clearance services for shares traded on the NYSE and Euronext Paris, respectively;

•	the United Kingdom’s proposed withdrawal from the European Union;

•	risks associated with being an English public limited company, including the need for court approval of “distributable profits” and stockholder approval of certain capital structure decisions;

•	our ability to pay dividends or repurchase shares in accordance with our announced capital allocation plan;

•	compliance with covenants under our debt instruments and conditions in the credit markets;

•	a downgrade in the ratings of our debt could restrict our ability to access the debt capital markets;

•	the outcome of uninsured claims and litigation against us;

•	the risks of currency exchange rate fluctuations associated with our international operations;

•	significant merger-related costs;

•	risks related to our acquisition and divestiture activities;

•
failure of our information technology infrastructure or any significant breach of security, including related to cyber attacks, and risks related to compliance with data security and privacy obligations;

•
risks that the legacy businesses of FMC Technologies, Inc. and Technip S.A. will not be integrated successfully or that the combined company will not realize estimated cost savings, value of certain tax assets, synergies and growth or that such benefits may take longer to realize than expected;

•	risks associated with tax liabilities, changes in U.S. federal or international tax laws or interpretations to which they are subject; and

•
such other risk factors set forth in our filings with the United States Securities and Exchange Commission and in our filings with the Autorité des marchés financiers or the U.K. Financial Conduct Authority.

We caution you not to place undue reliance on any forward-looking statements, which speak only as of the date hereof. We undertake no obligation to publicly update or revise any of our forward-looking statements after the date they are made, whether as a result of new information, future events or otherwise, except to the extent required by law.

Contacts

Investor relations

Matt Seinsheimer
Vice President Investor Relations
Tel: +1 281 260 3665
Email: Matt Seinsheimer

Phillip Lindsay
Director Investor Relations (Europe)
Tel: +44 (0) 20 3429 3929
Email: Phillip Lindsay

Media relations

Christophe Bélorgeot
Senior Vice President Corporate Engagement
Tel: +33 1 47 78 39 92
Email: Christophe Belorgeot

Delphine Nayral
Director Public Relations
Tel: +33 1 47 78 34 83
Email: Delphine Nayral

TECHNIPFMC plc AND CONSOLIDATED SUBSIDIARIES
GAAP FINANCIAL STATEMENTS

The U.S. GAAP financial statements for TechnipFMC plc and consolidated subsidiaries are provided on the following pages. The financial results reflect the following information:

•	On January 16, 2017, TechnipFMC was created by the business combination of Technip S.A. (Technip) and FMC Technologies, Inc. (FMC Technologies).

Therefore, the results for the twelve months ended December 31, 2017:

1.	Include the results of Technip for the full period;

2.
Include the results of FMC Technologies for the period January 17 to December 31, 2017; revenue of $112.9 million during the period from January 1 to January 16, 2017 were excluded, of which approximately 70 percent was reported in Subsea and the remainder in Surface Technologies.

When referencing these financial statements, adjusted EBITDA is also used to describe EBITDA excluding amortization related to the impact of purchase price accounting and other charges and credits.

Exhibit 1
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In millions, except per share data)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017

Revenue	$3,323.0	$3,683.0	$12,552.9	$15,056.9
Costs and expenses	4,943.3	3,387.1	13,470.5	14,091.7
	(1,620.3)	295.9	(917.6)	965.2

Other (expense) income, net	(267.6)	(52.9)	(209.6)	29.7

Income (loss) before net interest expense and income taxes	(1,887.9)	243.0	(1,127.2)	994.9
Net interest expense	(116.6)	(74.7)	(360.9)	(315.2)

Income (loss) before income taxes	(2,004.5)	168.3	(1,488.1)	679.7
Provision for income taxes	242.0	295.8	422.7	545.5

Net income (loss)	(2,246.5)	(127.5)	(1,910.8)	134.2
Net loss (income) attributable to noncontrolling interests	(12.8)	(26.4)	(10.8)	(20.9)

Net income (loss) attributable to TechnipFMC plc	$(2,259.3)	$(153.9)	$(1,921.6)	$113.3

Earnings (loss) per share attributable to TechnipFMC plc:
Basic	$(5.00)	$(0.33)	$(4.20)	$0.24
Diluted	$(5.00)	$(0.33)	$(4.20)	$0.24

Weighted average shares outstanding:
Basic	452.0	466.2	458.0	466.7
Diluted	452.0	466.2	458.0	468.3

Cash dividends declared per share	$0.13	$0.13	$0.52	$0.13

Exhibit 2
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
Revenue

Subsea	$1,233.3	$1,292.2	$4,840.0	$5,877.4
Onshore/Offshore	1,672.4	2,019.5	6,120.7	7,904.5
Surface Technologies	417.3	372.3	1,592.2	1,274.6
Other revenue	—	(1.0)	—	0.4
	$3,323.0	$3,683.0	$12,552.9	$15,056.9

Income before income taxes

Segment operating profit (loss)
Subsea	$(1,739.5)	$67.4	$(1,529.5)	$460.5
Onshore/Offshore	206.4	257.2	824.0	810.9
Surface Technologies	38.8	53.3	172.8	82.7
Total segment operating profit (loss)	(1,494.3)	377.9	(532.7)	1,354.1

Corporate items
Corporate expense, net (1)	(393.6)	(134.9)	(594.5)	(359.2)
Net interest expense	(116.6)	(74.7)	(360.9)	(315.2)
Total corporate items	(510.2)	(209.6)	(955.4)	(674.4)

Net income (loss) before income taxes (2)	$(2,004.5)	$168.3	$(1,488.1)	$679.7

(1)
Corporate expense, net primarily includes corporate staff expenses, stock-based compensation expenses, other employee benefits, certain foreign exchange gains and losses, and merger-related transaction expenses.

(2)	Includes amounts attributable to noncontrolling interests.

Exhibit 3
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
BUSINESS SEGMENT DATA
(In millions, unaudited)

	Three Months Ended		Year Ended
Inbound Orders (1)	December 31,		December 31,
	2018	2017	2018	2017

Subsea	$880.6	$1,724.8	$5,178.5	$5,143.6
Onshore/Offshore	1,609.4	874.2	7,425.9	3,812.9
Surface Technologies	435.1	392.9	1,686.6	1,239.8
Total inbound orders	$2,925.1	$2,991.9	$14,291.0	$10,196.3

Order Backlog (2)	December 31,
	2018	2017

Subsea	$5,999.6	$6,203.9
Onshore/Offshore	8,090.5	6,369.1
Surface Technologies	469.9	409.8
Total order backlog	$14,560.0	$12,982.8

(1)	Inbound orders represent the estimated sales value of confirmed customer orders received during the reporting period.

(2)	Order backlog is calculated as the estimated sales value of unfilled, confirmed customer orders at the reporting date.

Exhibit 4
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In millions)

	(Unaudited)
	December 31, 2018	December 31, 2017

Cash and cash equivalents	$5,540.0	$6,737.4
Trade receivables, net	2,644.7	1,484.4
Contract assets	1,295.0	1,755.5
Inventories, net	1,251.2	987.0
Other current assets	1,270.1	2,012.8
Total current assets	12,001.0	12,977.1

Property, plant and equipment, net	3,259.8	3,871.5
Goodwill	7,607.6	8,929.8
Intangible assets, net	1,176.7	1,333.8
Other assets	959.2	1,151.5
Total assets	$25,004.3	$28,263.7

Short-term debt and current portion of long-term debt	$67.4	$77.1
Accounts payable, trade	2,600.3	3,958.7
Contract liabilities	4,260.1	3,314.2
Other current liabilities	2,426.4	2,479.4
Total current liabilities	9,354.2	9,829.4

Long-term debt, less current portion	4,124.3	3,777.9
Other liabilities	1,056.4	1,247.0
Redeemable noncontrolling interest	38.5	—
TechnipFMC plc stockholders’ equity	10,399.6	13,387.9
Noncontrolling interests	31.3	21.5
Total liabilities and equity	$25,004.3	$28,263.7

Exhibit 5
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)

	(Unaudited)
	Year Ended
	December 31,
	2018	2017
Cash provided (required) by operating activities
Net income (loss)	$(1,910.8)	$134.2
Adjustments to reconcile net income (loss) to cash provided (required) by operating activities
Depreciation	367.8	370.2
Amortization	182.6	244.5
Employee benefit plan and share-based compensation costs	22.4	18.7
Deferred income tax provision (benefit), net	48.8	141.6
Unrealized loss (gain) on derivative instruments and foreign exchange	102.7	(73.5)
Impairments	1,792.6	34.3
Income from equity affiliates, net of dividends received	(110.7)	(37.9)
Other	571.8	4.7
Changes in operating assets and liabilities, net of effects of acquisitions
Trade receivables, net and contract assets	(839.1)	286.8
Inventories, net	(339.4)	130.9
Accounts payable, trade	(1,248.7)	(525.8)
Contract liabilities	937.7	(1,111.4)
Income taxes payable (receivable), net	(190.7)	(152.2)
Other current assets and liabilities, net	641.2	646.5
Other noncurrent assets and liabilities, net	(213.6)	99.1
Cash provided (required) by operating activities	(185.4)	210.7

Cash provided (required) by investing activities
Capital expenditures	(368.1)	(255.7)
Cash acquired in merger of FMC Technologies, Inc. and Technip S.A.	—	1,479.2
Acquisitions, net of cash acquired	(104.9)	—
Cash divested from deconsolidation	(6.7)	—
Proceeds from sale of assets	19.5	14.4
Other	—	12.1
Cash provided (required) by investing activities	(460.2)	1,250.0

Cash required by financing activities
Net decrease in short-term debt	(31.3)	(106.4)
Net increase in commercial paper	496.6	234.9
Proceeds from issuance of long-term debt	(3.6)	25.7
Repayments of long-term debt	—	(888.0)
Payments related to taxes withheld on share-based compensation	—	(46.6)
Purchase of ordinary shares	(442.6)	(58.5)
Dividends paid	(238.1)	(60.6)
Settlements of mandatorily redeemable financial liability	(225.8)	(156.5)
Other	—	1.2
Cash required by financing activities	(444.8)	(1,054.8)
Effect of changes in foreign exchange rates on cash and cash equivalents	(107.0)	62.2
Increase (decrease) in cash and cash equivalents	(1,197.4)	468.1
Cash and cash equivalents, beginning of period	6,737.4	6,269.3
Cash and cash equivalents, end of period	$5,540.0	$6,737.4

TECHNIPFMC plc AND CONSOLIDATED SUBSIDIARIES
NON-GAAP FINANCIAL MEASURES

The Reconciliation of U.S. GAAP to non-GAAP financial measures for TechnipFMC plc and consolidated subsidiaries are provided on the following pages. The financial results reflect the following information:

•	On January 16, 2017, TechnipFMC was created by the business combination of Technip S.A. (Technip) and FMC Technologies, Inc. (FMC Technologies).

The Non-GAAP results for the twelve months ended December 31, 2017:

1.	Include the results of Technip for the full period;

2.
Include the results of FMC Technologies for the period January 17 to December 31, 2017; revenue of $112.9 million during the period from January 1 to January 16, 2017 were excluded, of which approximately 70 percent was reported in Subsea and the remainder in Surface Technologies.

When referencing these financial statements, adjusted EBITDA is also used to describe EBITDA excluding amortization related to the impact of purchase price accounting and other charges and credits.

Exhibit 6
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the fourth quarter 2018 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2017 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Three Months Ended
	December 31, 2018
	Net income (loss) attributable to TechnipFMC plc	Net loss (income) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings (loss) before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(2,259.3)	$(12.8)	$242.0	$(116.6)	$(1,887.9)	$137.9	$(1,750.0)

Charges and (credits):
Impairment and other charges	1,688.8	—	89.7	—	1,778.5	—	1,778.5
Restructuring and other severance charges	11.6	—	8.5	—	20.1	—	20.1
Business combination transaction and integration costs	8.7	—	6.9	—	15.6	—	15.6
Legal provision	280.0	—	—	—	280.0	—	280.0
Purchase price accounting adjustment	17.0	—	5.2	—	22.2	(24.0)	(1.8)
Tax reform	11.8	—	(11.8)	—	—	—	—
Valuation allowance	202.4	—	(202.4)	—	—	—	—
Adjusted financial measures	$(39.0)	$(12.8)	$138.1	$(116.6)	$228.5	$113.9	$342.4

	Three Months Ended
	December 31, 2017
	Net income (loss) attributable to TechnipFMC plc	Net loss (income) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(153.9)	$(26.4)	$295.8	$(74.7)	$243.0	$153.0	$396.0

Charges and (credits):
Impairment and other charges	11.7	—	6.8	—	18.5	—	18.5
Restructuring and other severance charges	73.5	—	42.7	—	116.2	—	116.2
Business combination transaction and integration costs	10.6	—	4.0	—	14.6	—	14.6
Purchase price accounting adjustment	10.8	—	4.0	—	14.8	(35.1)	(20.3)
Tax reform	138.2	—	(138.2)	—	—	—	—
Adjusted financial measures	$90.9	$(26.4)	$215.1	$(74.7)	$407.1	$117.9	$525.0

Exhibit 7
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

Charges and Credits
In addition to financial results determined in accordance with U.S. generally accepted accounting principles (GAAP), the fourth quarter 2018 Earnings Release also includes non-GAAP financial measures (as defined in Item 10 of Regulation S-K of the Securities Exchange Act of 1934, as amended) and describes performance on a year-over-year basis against 2017 results and measures. Net income, excluding charges and credits, as well as measures derived from it (including Diluted EPS, excluding charges and credits; Income before net interest expense and taxes, excluding charges and credits ("Adjusted Operating profit"); Depreciation and amortization, excluding charges and credits; Earnings before net interest expense, income taxes, depreciation and amortization, excluding charges and credits ("Adjusted EBITDA"); and net cash) are non-GAAP financial measures. Management believes that the exclusion of charges and credits from these financial measures enables investors and management to more effectively evaluate TechnipFMC's operations and consolidated results of operations period-over-period, and to identify operating trends that could otherwise be masked or misleading to both investors and management by the excluded items. These measures are also used by management as performance measures in determining certain incentive compensation. The foregoing non-GAAP financial measures should be considered by investors in addition to, not as a substitute for or superior to, other measures of financial performance prepared in accordance with GAAP. The following is a reconciliation of the most comparable financial measures under GAAP to the non-GAAP financial measures.

	Year Ended
	December 31, 2018
	Net income (loss) attributable to TechnipFMC plc	Net loss (income) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income (loss) before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings (loss) before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$(1,921.6)	$(10.8)	$422.7	$(360.9)	$(1,127.2)	$550.4	$(576.8)

Charges and (credits):
Impairment and other charges	1,698.2	—	94.4	—	1,792.6	—	1,792.6
Restructuring and other severance charges	23.9	—	14.7	—	38.6	—	38.6
Business combination transaction and integration costs	22.6	—	13.9	—	36.5	—	36.5
Legal provision	280.0	—	—	—	280.0	—	280.0
Gain on divestitures	(19.5)	—	(12.1)	—	(31.6)	—	(31.6)
Purchase price accounting adjustment	67.9	—	20.9	—	88.8	(91.3)	(2.5)
Tax reform	11.8	—	(11.8)	—	—	—	—
Valuation allowance	213.8	—	(213.8)	—	—	—	—
Adjusted financial measures	$377.1	$(10.8)	$328.9	$(360.9)	$1,077.7	$459.1	$1,536.8

	Year Ended
	December 31, 2017
	Net income attributable to TechnipFMC plc	Net loss (income) attributable to noncontrolling interests	Provision for income taxes	Net interest expense	Income before net interest expense and income taxes (Operating profit)	Depreciation and amortization	Earnings before net interest expense, income taxes, depreciation and amortization (EBITDA)
TechnipFMC plc, as reported	$113.3	$(20.9)	$545.5	$(315.2)	$994.9	$614.7	$1,609.6

Charges and (credits):
Impairment and other charges	17.2	—	10.3	—	27.5	—	27.5
Restructuring and other severance charges	102.6	—	61.4	—	164.0	—	164.0
Business combination transaction and integration costs	63.7	—	38.1	—	101.8	—	101.8
Change in accounting estimate	16.0	—	5.9	—	21.9	—	21.9
Purchase price accounting adjustment	152.5	—	56.4	0.3	208.6	(150.4)	58.2
Tax reform	138.2	—	(138.2)	—	—	—	—
Adjusted financial measures	$603.5	$(20.9)	$579.4	$(314.9)	$1,518.7	$464.3	$1,983.0

Exhibit 8
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, except per share amounts)

	(Unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2018	2017	2018	2017
(after-tax)
Net income (loss) attributable to TechnipFMC plc, as reported	$(2,259)	$(154)	$(1,922)	$113

Charges and (credits):
Impairment and other charges (1)	1,689	11	1,698	17
Restructuring and other severance charges (2)	11	74	24	103
Business combination transaction and integration costs (3)	9	11	23	64
Legal provision (4)	280	—	280	—
Gain on divestitures (5)	—	—	(20)	—
Change in accounting estimate (6)	—	—	—	16
Purchase price accounting adjustments (7)	17	11	68	153
Tax reform (8)	12	138	12	138
Valuation allowance (9)	202	—	214	—
Total	2,220	245	2,299	491

Adjusted net income (loss) attributable to TechnipFMC plc	$(39)	$91	$377	$604

Diluted earnings (loss) per share attributable to TechnipFMC plc, as reported	$(5.00)	$(0.33)	$(4.20)	$0.24

Adjusted diluted earnings (loss) per share attributable to TechnipFMC plc	$(0.09)	$0.20	$0.82	$1.29

(1)
Tax effect of $90 million and $7 million during the three months ended December 31, 2018 and 2017, respectively, and $94 million and $10 million during the twelve months ended December 31, 2018 and 2017, respectively.

(2)
Tax effect of $9 million and $43 million during the three months ended December 31, 2018 and 2017, respectively, and $15 million and $61 million during the twelve months ended December 31, 2018 and 2017, respectively.

(3)
Tax effect of $7 million and $4 million during the three months ended December 31, 2018 and 2017, respectively, and $14 million and $38 million during the twelve months ended December 31, 2018 and 2017, respectively.

(4)	There was no tax effect during the three and twelve months ended December 31, 2018 and 2017, respectively.

(5)	Tax effect of nil and nil during the three months ended December 31, 2018 and 2017, respectively, and $(12) million and nil during the twelve months ended December 31, 2018 and 2017, respectively.

(6)	Tax effect of nil and nil during the three months ended December 31, 2018 and 2017, respectively, and nil and $6 million during the twelve months ended December 31, 2018 and 2017, respectively.

(7)
Tax effect of $5 million and $4 million during the three months ended December 31, 2018 and 2017, respectively, and $21 million and $56 million during the twelve months ended December 31, 2018 and 2017, respectively.

(8)	Tax effect of $12 million and $138 million during the three months ended and $12 million and $138 million during the twelve months ended December 31, 2018 and 2017, respectively.

(9)	Tax effect of $202 million and nil during the three months ended and $214 million and nil during the twelve months ended December 31, 2018 and 2017, respectively.

Exhibit 9
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Three Months Ended
	December 31, 2018
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,233.3	$1,672.4	$417.3	$—	$3,323.0

Operating profit (loss), as reported (pre-tax)	$(1,739.5)	$206.4	$38.8	$(393.6)	$(1,887.9)

Charges and (credits):
Impairment and other charges	1,775.6	—	2.9	—	1,778.5
Restructuring and other severance charges	7.2	2.4	2.9	7.6	20.1
Business combination transaction and integration costs	—	—	—	15.6	15.6
Legal provision	—	—	—	280.0	280.0
Purchase price accounting adjustments - non-amortization related	(3.3)	—	1.4	0.1	(1.8)
Purchase price accounting adjustments - amortization related	23.6	—	0.4	—	24.0
Subtotal	1,803.1	2.4	7.6	303.3	2,116.4

Adjusted Operating profit (loss)	63.6	208.8	46.4	(90.3)	228.5

Adjusted Depreciation and amortization	84.9	8.4	18.5	2.1	113.9

Adjusted EBITDA	$148.5	$217.2	$64.9	$(88.2)	$342.4

Operating profit margin, as reported	-141.0%	12.3%	9.3%		-56.8%

Adjusted Operating profit margin	5.2%	12.5%	11.1%		6.9%

Adjusted EBITDA margin	12.0%	13.0%	15.6%		10.3%

	Three Months Ended
	December 31, 2017
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$1,292.2	$2,019.5	$372.3	$(1.0)	$3,683.0

Operating profit, as reported (pre-tax)	$67.4	$257.2	$53.3	$(134.9)	$243.0

Charges and (credits):
Impairment and other charges	9.3	—	3.2	6.0	18.5
Restructuring and other severance charges	55.0	26.1	4.1	31.0	116.2
Business combination transaction and integration costs	—	—	—	14.6	14.6
Purchase price accounting adjustments - non-amortization related	(14.8)	—	1.0	(6.5)	(20.3)
Purchase price accounting adjustments - amortization related	34.5	—	0.9	(0.3)	35.1
Subtotal	84.0	26.1	9.2	44.8	164.1

Adjusted Operating profit (loss)	151.4	283.3	62.5	(90.1)	407.1

Adjusted Depreciation and amortization	92.7	11.2	13.3	0.7	117.9

Adjusted EBITDA	$244.1	$294.5	$75.8	$(89.4)	$525.0

Operating profit margin, as reported	5.2%	12.7%	14.3%		6.6%

Adjusted Operating profit margin	11.7%	14.0%	16.8%		11.1%

Adjusted EBITDA margin	18.9%	14.6%	20.4%		14.3%

Exhibit 10
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	Year Ended
	December 31, 2018
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$4,840.0	$6,120.7	$1,592.2	$—	$12,552.9

Operating profit (loss), as reported (pre-tax)	$(1,529.5)	$824.0	$172.8	$(594.5)	$(1,127.2)

Charges and (credits):
Impairment and other charges	1,784.2	—	4.5	3.9	1,792.6
Restructuring and other severance charges	17.7	(3.4)	9.3	15.0	38.6
Business combination transaction and integration costs	—	—	—	36.5	36.5
Legal provision	—	—	—	280.0	280.0
Gain on divestitures	(3.3)	(28.3)	—	—	(31.6)
Purchase price accounting adjustments - non-amortization related	(9.4)	—	7.1	(0.2)	(2.5)
Purchase price accounting adjustments - amortization related	91.3	—	—	—	91.3
Subtotal	1,880.5	(31.7)	20.9	335.2	2,204.9

Adjusted Operating profit (loss)	351.0	792.3	193.7	(259.3)	1,077.7

Adjusted Depreciation and amortization	349.2	38.1	66.6	5.2	459.1

Adjusted EBITDA	$700.2	$830.4	$260.3	$(254.1)	$1,536.8

Operating profit margin, as reported	-31.6%	13.5%	10.9%		-9.0%

Adjusted Operating profit margin	7.3%	12.9%	12.2%		8.6%

Adjusted EBITDA margin	14.5%	13.6%	16.3%		12.2%

	Year Ended
	December 31, 2017
	Subsea	Onshore/ Offshore	Surface Technologies	Corporate and Other	Total
Revenue	$5,877.4	$7,904.5	$1,274.6	$0.4	$15,056.9

Operating profit, as reported (pre-tax)	$460.5	$810.9	$82.7	$(359.2)	$994.9

Charges and (credits):
Impairment and other charges	11.3	—	10.2	6.0	27.5
Restructuring and other severance charges	88.5	27.0	9.1	39.4	164.0
Business combination transaction and integration costs	—	—	—	101.8	101.8
Change in accounting estimate	11.8	—	10.1	—	21.9
Purchase price accounting adjustments - non-amortization related	40.5	—	43.3	(25.6)	58.2
Purchase price accounting adjustments - amortization related	139.2	—	12.4	(1.2)	150.4
Subtotal	291.3	27.0	85.1	120.4	523.8

Adjusted Operating profit (loss)	751.8	837.9	167.8	(238.8)	1,518.7

Adjusted Depreciation and amortization	368.0	41.1	51.1	4.1	464.3

Adjusted EBITDA	$1,119.8	$879.0	$218.9	$(234.7)	$1,983.0

Operating profit margin, as reported	7.8%	10.3%	6.5%		6.6%

Adjusted Operating profit margin	12.8%	10.6%	13.2%		10.1%

Adjusted EBITDA margin	19.1%	11.1%	17.2%		13.2%

Exhibit 11
TECHNIPFMC PLC AND CONSOLIDATED SUBSIDIARIES
RECONCILIATION OF GAAP TO NON-GAAP FINANCIAL MEASURES
(In millions, unaudited)

	December 31, 2018	December 31, 2017

Cash and cash equivalents	$5,540.0	$6,737.4
Short-term debt and current portion of long-term debt	(67.4)	(77.1)
Long-term debt, less current portion	(4,124.3)	(3,777.9)
Net cash	$1,348.3	$2,882.4

Net cash (debt) is a non-GAAP financial measure reflecting cash and cash equivalents, net of debt. Management uses this non-GAAP financial measure to evaluate TechnipFMC's capital structure and financial leverage. Management believes net cash (debt) is a meaningful financial measure that may also assist investors in understanding TechnipFMC's financial condition and underlying trends in its capital structure.